Participating Funds
?	U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Core U.S. Credit Bond ETF (ISHCRED) iShares iBoxx $ Investment Grade Corporate Bond ETF (ISHINTOP) iShares Core Total USD Bond Market ETF (ISHIUSB) iShares 10+ Year Credit Bond ETF (ISHLCRD)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Multi Asset Income - Passive Fixed Income Portfolio (BR-INC-
PFI)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-BF) BlackRock Total Return Portfolio (Ins - Series) (BVA-TR)
Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio (MET-
BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
Advanced Series Trust - AST BlackRock/Loomis Sayles Bond Portfolio
(SMF_PRUTR)
UBS PACE Intermediate Fixed Income Investments Portfolio (UBS-PACE)

The Offering
Key Characteristics (Complete ALL Fields)
Date of Offering
Commencement:
06-18-2015
Security Type:
BND/CORP

Issuer
Occidental Petroleum Corporation (2045)
Selling Underwriter
Citigroup Global Markets Inc.
Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:
List of
Underwriter(s)
Citigroup Global Markets Inc., J.P. Morgan
Securities LLC, Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Wells Fargo Securities, LLC,
SG Americas Securities, LLC, Barclays Capital
Inc., BNY Mellon Capital Markets, LLC, HSBC
Securities (USA) Inc., Mitsubishi UFJ Securities
(USA), Inc., Mizuho Securities USA Inc., Morgan
Stanley & Co. LLC, Scotia Capital (USA) Inc., SMBC
Nikko Securities America, Inc., Standard Chartered
Bank, U.S. Bancorp Investments, Inc., PNC Capital
Markets LLC, Lebenthal & Co., LLC

Transaction Details
Date of Purchase
06-18-2015

Purchase Price/Share
(per share / % of
par)
$98.929
Total
Commission,
Spread or
Profit
0.750 %

1.	Aggregate Principal Amount Purchased (a+b)
$35,000,000
a.	US Registered Funds (Appendix attached
with individual Fund/Client purchase)
$12,440,000
b.	Other BlackRock Clients
$22,560,000
2.	Aggregate Principal Amount of Offering
$750,000,000
Fund Ratio [Divide Sum of #1 by #2]Must be less
than 0.25
4.666%



Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[X]U.S. Registered Public Offering	[Issuer must have 3 years of continuous
operations]
[ ]Eligible Rule 144A Offering	[Issuer must have 3 years of continuous
operations]
[ ]Eligible Municipal Securities
[ ]Eligible Foreign Offering	[Issuer must have 3 years of continuous
operations]
[ ]Government Securities Offering	[Issuer must have 3 years of continuous
operations]
Timing and Price (check ONE or BOTH)
[X]	The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ]	If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.
Firm Commitment Offering (check ONE)
[X]
YES
[ ]
NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.
No Benefit to Affiliated Underwriter (check ONE)
[X]
YES
[ ]
NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date
:
06-23-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date
:
06-23-2015

Global Syndicate Team Member





Rule 10f-3 Report - Definitions








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